UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )  March 2, 2010

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (704) 344-8150

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2010, the Compensation Committee (the “Compensation Committee”) of FairPoint Communications, Inc.’s (the “Company”) Board of Directors established the 2010 target bonus opportunity percentages and related performance goals for the Company’s principal executive officer, principal financial officer and other named executive officers (collectively, the “NEOs”) under the FairPoint Communications, Inc. 2008 Annual Incentive Plan (the “Annual Incentive Plan”).

The NEOs’ 2010 performance goals for bonus awards include the following: (i) quarterly financial performance targets, which are calculated by subtracting Consolidated Capital Expenditures (“CAPEX”) (as defined in the Debtor-in-Possession Credit Agreement, dated as of October 27, 2009, by and among the Company, FairPoint Logistics, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent (the “DIP Credit Agreement”)) from Consolidated EBITDAR (as defined in the DIP Credit Agreement) (the “EBITDAR Minus CAPEX Targets”), and which are based on an annual EBITDAR Minus CAPEX Target of $165.6 million for the year ended December 31, 2010; (ii) the Company achieving an average monthly target of 77.5% for customer service calls that are answered within 20 seconds (the “Call Center Service Target”) at the Company’s consumer, business, collections and repair call centers in Maine, New Hampshire and Vermont (collectively, “Northern New England”); (iii) the Company achieving an average monthly target of 12.0% for installation appointments in Northern New England that are not met for Company reasons (the “Installation Appointment Target”); and (iv) the Company achieving an average on-time target of 90.0% for repair appointments in Northern New England (the “Repair Appointment Target”).  These same 2010 performance goals are applicable to all non-represented employees of the Company except commissioned sales employees.

David L. Hauser, the Company’s Chief Executive Officer, is eligible for a target bonus of up to 100% of his 2010 annual base salary.  The target bonus for Mr. Hauser will be based on the Company’s ability to achieve the following, tested quarterly (weighted as indicated): (i) 67% - the EBITDAR Minus CAPEX Targets; (ii) 11% - the Call Center Service Target; (iii) 11% - the Installation Appointment Target; and (iv) 11% - the Repair Appointment Target.

Peter G. Nixon, the Company’s President, is eligible for a target bonus of up to 50% of his 2010 annual base salary.  Alfred C. Giammarino, the Company’s Executive Vice President and Chief Financial Officer, is eligible for a target bonus of up to 50% of his 2010 annual base salary.  Shirley J. Linn, the Company’s Executive Vice President, General Counsel and Secretary, is eligible for a target bonus of up to 50% of her 2010 annual base salary.  Lisa R. Hood, the Company’s Senior Vice President and Controller, is eligible for a target bonus of up to 40% of her 2010 annual base salary.  The target bonus for each of these officers will be based on the same criteria as set forth above for Mr. Hauser.

Previously, the Annual Incentive Plan provided for a single lump sum payment of bonus awards.  The Compensation Committee has amended the Annual Incentive Plan to provide for quarterly payments of bonus awards for 2010.  Such quarterly payments will be made to the NEOs (and all non-represented employees of the Company except commissioned sales employees) at 50% of the quarterly target payment amount provided that the quarterly targets are met, with true-up payments to be included in bonus awards for the full 2010 year.

Any bonus awards are subject to the terms of the Annual Incentive Plan.

The Company does not as a matter of course make public any projections as to future performance or cash flows.  Accordingly, the EBITDAR Minus CAPEX Targets set forth herein are not indications of or expectations regarding our future performance and should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.  The Company does not undertake any obligation to publicly provide any information or guidance as to its performance generally or with respect to Consolidated EBITDAR or CAPEX.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

	By:	/s/ Alfred C. Giammarino
		Name:	Alfred C. Giammarino
		Title:	Executive Vice President and
Chief Financial Officer

Date: March 4, 2010